Asia Time Reports Revenue Growth of 74% Year-Over-Year and EPS of $0.15 for Third Quarter 2008

HONG KONG & LOS ANGELES—Asia Time Corporation (NYSE Alternext US: TYM) (“Asia Time”), a Hong Kong-based watch movement and complete watch distributor, today announced financial results for the third quarter ended September 30, 2008.

Third Quarter Financial Highlights

•	Revenue growth of 74.3% year-over-year to $40.0 million

•	Total operating expense decrease of 10.3% year-over-year

•	Net income increase of 44.5% year-over year to $4.2 million, or $0.15 per diluted share

•	Backlog of approximately $3.6 million at September 30, 2008, compared with backlog of approximately $2.4 million at June 30, 2008(1)

“Our strong third quarter performance was on track with our expectations, and we continue to target revenue and net earnings growth for the full year 2008 of more than 50% compared with 2007,” said Kwong Kai Shun, Chairman and CEO of Asia Time. “Despite global economic weakness, backlog at September 30 gives us good visibility to order fulfillments as we proceed with the 2008 holiday selling season. This is indicative of the strength of our repeatable core revenue streams and long-established customer and supplier relationships, along with our scale and diversification as one of the largest Hong Kong-based distributors of timepiece movements worldwide. We have a broad portfolio of products, healthy inventories and ample capital resources to continue to execute well within the current environment and position for expansion in the year ahead.”

Third Quarter Financial Results

Net sales for the third quarter ended September 30, 2008 increased 74.3% to $40.0 million, compared with $23.0 million for the third quarter ended September 30, 2007. The total volume of movements sold increased to 33.6 million pieces in the third quarter of 2008 from 26.2 million pieces in the comparable three-month period in 2007, reflecting higher sales of middle- to high-end movements. Sales of completed watches for the three months ended September 30, 2008 totaled $3.4 million, compared with $4.6 million for the comparable period in 2007, a decrease of 25.5%. The total volume of completed watches sold decreased from 540,000 pieces to 60,000 pieces, or 88.9%. The decrease in completed watch volume was due to the Company’s strategic shift to focus this business segment on high-end mechanical watches, which have a longer production lead time but higher profit margins.

Third quarter gross profit increased 42.8% to $6.5 million, compared with $4.6 million for the third quarter of 2007. Gross margin was 16.3% for the third quarter of 2008, compared with 19.9% for the third quarter of 2007. The decrease in gross profit as a percentage of net sales was primarily attributable to an increase in sales of watch movements as a percentage of total revenue for the third quarter of 2008. Watch movements generally carry lower gross profit margins compared with completed watches.

Administrative and other operating expenses including stock-based compensation totaled $620,000 for the third quarter of 2008, compared with $691,000 for the third quarter of 2007, a decrease of 10.3%. The decrease was primarily due to higher stock-based compensation expense in the prior-year period offset by higher professional and legal expense in the current-year period associated with public company reporting requirements.

Income taxes for the third quarter of 2008 were $953,000, or 2.4% of net sales, compared with $698,000, or 3.0% of net sales, for the third quarter of 2007. The increase in income taxes was primarily due to an increase in operating profit. The taxation rate decreased from 17.5% for the third quarter of 2007 to 16.5% for the third quarter of 2008.

Net income for the third quarter of 2008 was $4.2 million, or $0.15 per diluted share, based on 27.2 million weighted average shares outstanding. This compares with third quarter 2007 net income of $2.9 million, or $0.11 per diluted share, based on 25.4 million weighted average shares outstanding.

Year-to-Date Financial Results

Net sales for the nine months ended September 30, 2008 increased 77.0% to $115.0 million, compared with $65.0 million for the nine month period ended September 30, 2007.

Gross profit for the first nine months of 2008 increased 72.3% to $17.5 million, compared with $10.1 million for the first nine months of 2007. Gross margin was 15.2% for the first nine months of 2008, compared with 15.6% for the first nine months of 2007.

Administrative and other operating expenses including stock-based compensation was $2.9 million for the first nine months of 2008, compared with $3.3 million for the first nine months of 2007, a decrease of 11.1%. The 2007 period includes a one-time recognition of approximately $1.9 million of stock-based compensation pursuant to escrow shares provided by Mr. Kwong related to a January 2007 private placement.

Net income for the nine months ended September 30, 2008 was $9.8 million, or $0.36 per diluted share, based on 27.1 million weighted average shares outstanding. This compares with net income of $3.9 million, or $0.16 per diluted share, based on 24.9 million weighted average shares outstanding for the nine months ended September 30, 2007.

Balance Sheet and Capital Resources

At September 30, 2008, Asia Time’s cash and cash equivalents totaled $3.0 million and total assets were $73.0 million. Working capital totaled $32.0 million.

As of September 30, 2008, Asia Time’s general banking facilities amounted to approximately $24.8 million, of which $0.8 million was available as unused credit. During September 2008, Asia Time obtained a $ 2.6 million extendible revolving credit facility from HSBC Hong Kong to be used as needed for general operating purposes.

Conference Call and Webcast

Management of Asia Time will host a conference call today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time to discuss third quarter 2008 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing (800) 891-5765 from the U.S., or (660) 422-4961 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.asiatimecorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 74793029. A webcast replay will be available on the Company’s web site for one year.

About Asia Time Corporation

Asia Time is a watch movement and watch distributor headquartered in Hong Kong. The Company distributes watch movement components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Asia Time markets more than 350 products from over 30 vendors, including such market leaders as Citizen, Seiko and Ronda. For more information, please visit www.asiatimecorp.com.

To be added to the Company’s email distribution for future news releases, please send your request to asiatime@finprofiles.com.

Forward Looking Statements

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. Such factors include, but are not limited to, adverse capital and credit market conditions, our dependence on a limited number of suppliers, cyclicality of our business, decline in the value of our inventory, significant order cancellations or delays, competitive nature of our industry, vulnerability of our business to general economic downturn, our ability to obtain all necessary government certifications and/or licenses to conduct our business, changes in the laws of the People’s Republic of China that affect the Company’s operations, costs and expenses related to our bond and warrant financing; development of a public trading market for the Company’s securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

ASIA TIME CORPORATION

(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	2,973,029	6,258,119
Restricted cash	7,979,513	8,248,879
Accounts receivable	25,204,251	14,341,989
Prepaid expenses and other receivables	17,004,909	7,704,999
Inventories, net	10,904,300	12,370,970

Total Current Assets	64,066,002	48,924,956
Deferred tax assets	29,964	29,929
Property and equipment, net	8,321,309	1,891,709
Leasehold lands	-	-
Held-to-maturity investments	300,578	300,231
Intangible assets	18,025	48,012
Restricted cash	256,772	256,476

TOTAL ASSETS	72,992,650	51,451,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	2,692,873	1,310,809
Other payables and accrued liabilities	627,358	132,507
Income taxes payable	4,718,084	2,293,887
Bank borrowings	24,022,728	20,438,479

Total Current Liabilities	32,061,043	24,175,682

Convertible bond payables	4,957,551	345,461
Deferred tax liabilities	57,019	56,953

TOTAL LIABILITIES	37,075,613	24,578,096

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock
Par value: 2008 – US$0.0001 (2007 – US$0.0001)
Authorized: 2008 – 10,000,000 shares
(2007 – 10,000,000 shares)
Issued and outstanding: 2008 – Nil shares (2007 – 2,250,348 shares)	-	225
Common stock
Par value: 2008 US$0.0001 (2007 – US$0.0001)
Authorized: 100,000,000 shares
Issued and outstanding: 2008 – 26,570,677 shares (2007 – 23,156,629 shares)	2,657	2,316
Additional paid-in capital	12,636,309	13,481,036
Accumulated other comprehensive income/(loss)	19,119	(28,404)
Retained earnings	23,258,952	13,418,044

TOTAL STOCKHOLDERS’ EQUITY	35,917,037	26,873,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	72,992,650	51,451,313

ASIA TIME CORPORATION

(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	40,049,042	22,972,645	114,997,186	64,960,224
Cost of sales	(33,533,669)	(18,410,524)	(97,534,658)	(54,829,393)

Gross profit	6,515,373	4,562,121	17,462,528	10,130,831
Other operating income	25,848	48,425	77,405	145,203
Depreciation	(371,581)	(64,635)	(986,492)	(193,499)
Administrative and other operating expenses, including stock-based compensation	(619,553)	(690,514)	(2,929,940)	(3,295,777)

Income from operations	5,550,087	3,855,397	13,623,501	6,786,758
Fees and costs related to reverse merger	-	-	-	(736,197)
Non-operating income	25,369	39,555	136,117	117,936
Interest expenses	(460,730)	(316,516)	(1,485,568)	(830,935)

Income before taxes	5,114,726	3,578,436	12,274,050	5,337,562
Income taxes	(952,833)	(697,737)	(2,433,142)	(1,414,608)

Net income	4,161,893	2,880,699	9,840,908	3,922,954

Earnings per common share
- Basic	0.16	0.12	0.39	0.17
- Diluted	0.15	0.11	0.36	0.16

Weighted average common shares
- Basic	26,570,394	23,156,629	25,386,013	22,844,721
- Diluted	27,244,540	25,406,977	27,059,811	24,874,262

(1) Asia Time views backlog as an important statistic in evaluating its level of sales activity and short-term sales trends in its business. It also cautions that backlog is only one indicator and not the most effective indicator of the ultimate profitability of its revenue.

Contact:

Media and Investor inquiries:
Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
asiatime@finprofiles.com